Boyar Asset Management, Inc.

Code of Ethics

February 2020

THIS CODE OF ETHICS IS THE PROPERTY OF BOYAR ASSET MANAGEMENT, INC. AND MUST BE RETURNED TO BOYAR ASSET MANAGEMENT, INC. SHOULD AN EMPLOYEE’S ASSOCIATION WITH BOYAR ASSET MANAGEMENT, INC. TERMINATE FOR ANY REASON. THE CONTENTS OF THIS CODE OF ETHICS ARE CONFIDENTIAL AND SHOULD NOT BE REVEALED TO THIRD PARTIES WITHOUT THE CONSENT OF THE CHIEF COMPLIANCE OFFICER.

TABLE OF CONTENTS

INTRODUCTION	3
CODE OF ETHICS	4
BUSINESS DECISIONS	5
CONFLICTS OF INTEREST	5
ANTI-BRIBERY	6
OUTSIDE BUSINESS ACTIVITIES	7
GIFTS AND ENTERTAINMENT POLICY	7
COMMUNICATIONS WITH THE PUBLIC	9
POLITICAL CONTRIBUTIONS	10
EMPLOYEE INVESTMENT POLICY	12
BOYAR RESEARCH POLICY STATEMENT- The Quiet List Procedures	15
REPORTING OF EMPLOYEE HOLDINGS AND TRANSACTIONS	16
INSIDER TRADING/MARKET RUMORS	18
APPENDIX A	24
APPENDIX B	25
APPENDIX C	28
APPENDIX D	30
APPENDIX E	31
APPENDIX F	33
APPENDIX G	34
APPENDIX H	36
APPENDIX I	37
APPENDIX J	39
APPENDIX K	40

INTRODUCTION

The Code of Ethics Rule of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), requires investment advisers registered with the Securities and Exchange Commission (“SEC”) to adopt a written Code of Ethics. The Code of Ethics (the “Code”) sets forth standards of conduct expected for any partner, officer, director (or other person occupying a similar status or performing similar functions), or Employee of Boyar Asset Management, Inc. (“Boyar”, “Advisor” or the “Firm”), or any other person who provides investment advice on behalf of the Firm and is subject to the Firm’s supervision and control (each an “Employee” and collectively, “Employees”). The Code reflects the Firm’s and each Employee’s fiduciary duty to the Firm’s Clients. The Code also addresses certain possible conflicts of interest and includes the Firm’s Employee investment policy. The Code should be read in conjunction with the Firm’s Supervisory Procedures and Compliance Manual (the “Manual”).

Furthermore, Boyar seeks to foster a reputation for honesty, integrity and professionalism. The Firm’s reputation is a vital business asset; the confidence and trust placed in the Firm by clients represents something of value; the pursuit and protection of that trust and confidence is the Firm’s highest priority. It is the responsibility of all employees to fulfill this commitment to ethical conduct and compliance with applicable laws, rules, regulations and Firm policies.

The following standards of business conduct will govern the interpretation and administration of this Code:

●	The interests of the Firm’s Clients (as defined in the Firm’s Manual) must be placed first at all times;

●	Employees should not take inappropriate advantage of their positions; and

●	Employees must comply with all applicable securities laws.

The Code is designed to cover a variety of circumstances and conduct. However, no policy or procedure can anticipate every possible situation. Consequently, Employees of the Firm are expected not only to abide by the letter of the Code, but also its spirit, by upholding the fundamental ideals of the Firm which include integrity, honesty and trust.

The Firm may modify any or all of the policies and procedures set forth in the Code. Should revisions be made, Employees will receive written notification from the Chief Compliance Officer (the “CCO”).

The Code should be kept by each Employee for future reference and its guidelines should be made an active part of the Employee’s normal course of business. In the event that an Employee has any questions regarding his or her responsibilities under the Code, he or she must contact the CCO.

Each employee must read this Code of Ethics (“Code”) in its entirety. It requires your compliance as follows:

●	Complete and sign the Acknowledgement of Receipt form available in Appendix A.

●	Each employee must notify his or her supervisor or the CCO of possible violations of the Code that may exist now, or which may arise while you are employed. In the event that you have any questions regarding the Code or particular business dealings, please contact the Chief Compliance Officer (the “CCO”).

This Code is intended to help each employee understand his/her obligations to comply with the highest ethical standards. The Code should be kept by each employee for future reference and make its guidelines an active part of the employee’s normal course of business.

CODE OF ETHICS

The Code is designed, among other things, to provide a statement of the general standards of conduct required by Boyar and its employees, including in such areas as conflicts of interest, confidential information, personal securities investing, and insider trading. The foundation of the Code consists of three underlying principles:

●	Employees of Boyar must at all times place the interests of clients first. In other words, as a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of Boyar’s clients.

●	Employees of Boyar must make sure that all personal securities transactions are conducted consistent with the Code and Employee Investment Policy, and in such a manner as to avoid any actual or potential conflicts of interest or any abuse of an individual’s position of trust and responsibility.

●	Employees of Boyar should not take inappropriate advantage of their positions. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with Boyar could call into question the exercise of an employee’s independent judgment.

As with all policies and procedures, the Code is designed to cover a variety of circumstances and conduct; however, no policy or procedure can anticipate every potential conflict of interest that can arise in connection with personal trading. Consequently, employees of Boyar are expected to abide not only by the letter of the Code, but also by the spirit of the Code. Whether or not a specific provision of the Code addresses a particular situation, you must conduct your trading activities in accordance with the general principles contained in the Code and in a manner that is designed to avoid any actual or potential conflicts of interest.

Because Boyar’s policies, governmental regulations and industry standards relating to personal trading and potential conflicts of interest can change over time, Boyar may modify any or all of the policies and procedures set forth in the Code. Should Boyar revise the Code, you will receive written notification from the CCO. It is the responsibility of each employee to become familiar with any modifications to the Code.

Sanctions for Failure to Comply with the Code of Ethics

If it is determined that an Employee has committed a violation of the Code, the Firm may impose sanctions and/or take other action as deemed appropriate. These actions may include, among other things, requiring that personal trades be reversed, requiring the disgorgement of profits, making a criminal referral, issuing a letter of caution or warning, suspending personal trading rights, suspending or terminating an Employees’ employment, and/or notifying the Securities and Exchange Commission (the “SEC”) of the violation.

CCO’s Preclearance Requests

Jonathan Boyar is Boyar’s Chief Compliance Officer (“CCO”). Mark Boyar, the President will supervise the activities of the CCO and provide any approvals and pre-clearances necessary to the CCO.

BUSINESS DECISIONS

Boyar expects employees and others working on its behalf to not engage in business or financial activity that may conflict with that of Boyar. Decisions regarding Boyar’s business with any other person or entity must be based solely upon valid business considerations of Boyar. No one may permit a business decision involving Boyar to be influenced by personal or other unrelated interests or factors.

CONFLICTS OF INTEREST

It is the policy of Boyar that all employees and others working on its behalf act in good faith and in the best interests of Boyar. To this end, such persons must not place themselves or Boyar in a position that would create even the appearance of a conflict of interest. Boyar recognizes and respects an employee’s right to privacy concerning personal affairs but requires employees to (i) comply with certain restrictions on personal activities and (ii) provide full and timely disclosure of any situation that could result in a conflict of interest or even the appearance of a conflict. Boyar, and not the employee, will determine whether an actual or potential conflict may exist.

While it is not possible to list all situations that might involve conflicts of interest, the following are some examples of interests and activities that might result in conflicts. If you have any doubts or questions about the appropriateness of any interests or activities, you should contact the CCO. Any existing interest or activity that might constitute a conflict of interest under this Code must be fully disclosed to the CCO, so that Boyar may determine whether such interest or activity should be disposed of, discontinued or limited. The interests of Boyar’s clients must always come first.

Financial Interests

No employee or other person working on behalf of Boyar, individual members of their immediate families or persons living in their household and relying on them for substantial financial support may own, directly or indirectly, any interest in any corporation or other entity if ownership of such interest could compromise the loyalty or judgment of such employee or person working on behalf of Boyar.

●	All employees must notify and receive approval from the CCO before engaging in any outside business activity, serving as an officer, director, general partner or employee of any other business organization.

●	The interests of Boyar’s clients must always come first. There can be no compromises made on this point.

●	Boyar employees are reminded that trading based on confidential or insider information, along with certain other uses of such information, is strictly prohibited.

Conflicts of Interest Questionnaire

To enable the Firm to better assess certain conflicts of interest relating to Employees and their immediate family members, all Employees are required to complete a “Conflicts of Interest” questionnaire (attached hereto as Appendix B). New Employees are required to complete the questionnaire within 30 days of becoming Employees. Employees must immediately notify the CCO if any information on their Conflicts of Interest questionnaire becomes inaccurate in any way. The CCO will review the responses to each Employee’s Conflicts of Interest questionnaire and maintain files relating thereto.

ANTI-BRIBERY

It is the Firm’s Anti-Bribery Policy that no employee may offer payments, or anything else of value to a government official that will assist the Firm in obtaining or retaining business or securing any improper business advantage, including making, promising or offering bribes to maintain existing business relationships or operations. Anyone at the Firm found to be violating the Firm’s Anti-Bribery Policy will be subject to disciplinary action, which may include termination. The Firm requires all employees to report any suspicious activity that may violate this policy to the CCO. An employee’s failure to report known or suspected violations may itself lead to disciplinary action.

Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act (the “FCPA”) prohibits individuals and companies from corruptly making or authorizing an offer, payment or promise to pay anything of value to a foreign official for the purpose of influencing an official act or decision in order to obtain or retain business. The FCPA applies to all foreign officials and all employees of state-owned enterprises.

Under the FCPA, both the Firm and its individual Employees can be held criminally liable for payments made to agents or intermediaries “knowing” that some portion of those payments will be passed on to (or offered to) a foreign official. The knowledge element required is not limited to actual knowledge but includes “consciously avoiding” the high probability that a third-party representing the Firm will make or offer improper payments to a foreign official.

FCPA Red Flags

Investment advisers engaging foreign agents are expected to be attuned to “red flags” in connection with such transactions. Examples of factors to consider when determining whether any such red flags exist include:

●	The foreign country’s reputation for corruption;

●	Requests by a foreign agent for offshore or other unusual payment methods;

●	Refusal of a foreign agent to certify that it will not make payments that would be unlawful under the FCPA;

●	An apparent lack of qualifications;

●	Non-existent or non-transparent accounting standards; and

●	Whether the foreign agent comes recommended or “required” by a government official.

●	Sanctions for violating the FCPA may include fines and jail terms.

Preclearance Requirement

Any payment or anything else of value given to a foreign official must be preapproved by the CCO, irrespective of value (including food and beverages provided during a legitimate business meeting).

OUTSIDE BUSINESS ACTIVITIES

No person may represent Boyar in any transaction if an outside business interest might compromise or otherwise affect his or her ability to represent Boyar’s interests fairly and impartially. Employees are therefore continually responsible for informing Boyar management of any beneficial interest that he or she, or a family member, may have in a company in which Boyar may invest or a broker/dealer or vendor with which Boyar does business.

In addition, employees are not permitted to work part-time, consult, become a director of an outside company, provide investment advice, or contribute to journals or periodicals outside of the Firm without the prior approval of management. Employees are not permitted to allocate their time during the business day, company property, company resources or information obtained in the course of their employment to outside business interests without the approval of the CCO.

No employee may receive direct or indirect compensation from any client, investment professional, broker-dealer or a vendor with which Boyar does business. Employees must retain suppliers or vendors on behalf of Boyar or its clients based on quality, reliability, price, service and technical advantages.

All Boyar Employees are required to complete an “Outside Business Activities Form” (Appendix I) on an annual basis. The CCO will be responsible for delivering the form to each employee and the employee will be responsible for disclosing any outside business activities, including, but not limited to, service as an officer, director, partner, employee, consultant, or independent contractor with any for profit or non-profit organization.

GIFTS AND ENTERTAINMENT POLICY

The Firm’s “Gifts and Entertainment Policy” distinguishes between a “Gift” and “Entertainment.” Gifts are items (or services) of value that a third party provides to an Employee (or an Employee to a third party) where there is no business communication involved in the enjoyment of the gift. Entertainment, on the other hand, contemplates that the giver participates with the recipient in the enjoyment of the item. Entertainment is only appropriate when used to foster and promote business relationships for the Firm. Solicitation of Gifts and/or Entertainment is unprofessional and is strictly prohibited.

Value of Gifts and Entertainment

The Firm is of the view that its Employees (and their family members) should not accept or provide (in the context of their business activities for the Firm) inappropriate gifts.

All Employees are required to receive pre-approval from the CCO prior to giving any gift with a value equal to or greater than $100 to any client, prospective client or person or entity that does business with or on behalf of the Firm. Employees are also required to provide notification to the CCO for gifts received from any such person or entity with a value reasonably believed to be greater than $100. Notwithstanding the foregoing, all gifts to a fiduciary of a plan covered by the Employee Retirement Income Security Act must be reported to the CCO.

Under NO circumstances may an Employee accept or give cash or cash equivalents. Example: Amex gift card.

In addition, all Employees are required to receive pre-approval from the CCO prior to providing any entertainment (e.g., dinners, concerts, sporting events) with a value equal to or greater than $500 per person to any client, prospective client or person or entity that does business with or on behalf of the Firm. Employees are also required to provide notification to the CCO for entertainment received from any such person or entity with a value reasonably believed to be greater than $500.

The CCO may require that any gift received by an Employee be returned to the provider or that an entertainment expense be repaid by an Employee if he deems the gift or entertainment, as the case may be, to be inappropriate or excessive in nature. Pre-clearance is available on Appendix J.

Exceptions:

You are not required to report (1) gift of normal value (e.g., golf balls, baseball hats, golf shirts, umbrellas, pens, etc.) which contain the giver’s company logo, and (2) business meals (e.g., break-fast, lunch, dinner) provided to discussed normal business mattes, provided that they are not excessive in cost and/or frequency.

Reporting/Tracking Gifts & Entertainment

●	Any and all gifts/entertainment, given or received, that exceed $100 must be reported and preapproved by the CCO.

●	Consult with the CCO in the event of any questions or concerns.

●	Gifts may be permitted within the above guidelines, but under no circumstance may gifts be specified or requested from a client, broker, vendor or company in which Boyar’s clients invest.

The CCO, or a delegated employee of Boyar, will maintain a Gifts & Entertainment (“G&E”) log that records all such requests from employees and whether each such request was approved or denied.

Exploitation of Relationship with Boyar

No person may improperly use the Boyar name. Boyar’s name may only be used in connection with an activity or transaction that has been previously authorized by management or the CCO. Under no circumstances shall any person exploit the Boyar name or his or her relationship with Boyar.

COMMUNICATIONS WITH THE PUBLIC

Public Communications Policy

It is Boyar’s policy that all communications with the public, clients and potential clients, be based on the principles of fair dealing and good faith and provide a sound basis for evaluating the merits of any investment advised by Boyar. No material fact or qualification may be omitted if the omission, in light of the context in which the material is presented, would cause the communication to be misleading. Exaggerated, unwarranted or misleading statements or claims shall not be used in any form of communication made by the Firm or any Employee. Furthermore, Boyar shall not, directly or indirectly, publish, circulate or distribute any communication or material that the Firm knows or has reason to know contains any untrue statements of material fact or is otherwise false or misleading.

General Media

Aside from President Mark Boyar and CCO Jonathan Boyar, no Boyar employee is permitted to speak to the press without the consent of the CCO and must also notify the CCO upon completion of all calls with the Media and provide the CCO with details surrounding the discussion, including who he spoke with. Boyar, whether in speaking engagements or in the press, should disclose whether Boyar maintains a position in any securities discussed and should endeavor to discuss broad market topics. All employees must receive pre-approval from the CCO prior to speaking with the press.

Chat Rooms

Employees are prohibited from using chat rooms in connection with their employment at Boyar and are prohibited from using the Firm’s computer and network system to communicate through chat rooms for personal matters.

General Solicitation

No Employee is permitted to discuss the Firm’s business in a public forum without the prior consent of the CCO.

Social Media

Boyar’s use of social media1 must comply with all requirements of the Advertising Rule. Employees may divulge the Firm’s name and their position on professional networking sites (e.g., LinkedIn), but when doing so must refrain from any disclosures that may harm Boyar or any client, may not misrepresent his or her job title, position or the nature of his or her work, and may not post comments that could amount to a “testimonial” of the Firm’s business.

Any business-related materials regarding Boyar that are posted to social media must be approved by CCO.

Email

An Employee is prohibited from using his or her personal email account or the messaging function on any social media website, when communicating information that would be required to be retained under the Books and Records Rule. Employees also are prohibited

[1]	The SEC has indicated that the term “social media” encompasses various activities that integrate technology, social interaction and content creation, including, but not limited to, blogs, microblogs, wikis, photos and video sharing, podcasts, social networking, and virtual worlds.

from (i) distributing or forwarding (to a third party or to a personal email) any documents or communications that are confidential or marked for internal use only or (ii) downloading or installing any computer software, including patches and upgrades, without the prior approval of the CCO.

Speaking Engagements at Conferences

Written information presented at a conference by an Employee is considered an Advertisement and is subject to the Advisers Act’s regulations. In addition, statements made by Employees in a public forum are subject to the Antifraud Provision and similar provisions of the federal securities laws. Therefore, prior to an Employee speaking at a conference, the Employee must have both the materials and content of the presentation approved by the CCO.

Operating Procedures and Compliance Review

Boyar reserves the right to monitor and review all activity conducted by Employees through the Firm’s information technology systems to ensure adherence to the Firm’s policies and procedures. This includes the right to monitor participation on professional networking sites.

The CCO shall approve all written public communications including the content of any materials to be presented at a speaking engagement or press interview, prior to the speaking engagement or interview. The CCO or designee, will conduct periodic reviews of employee emails via SMARSH, the Firm’s email archiving system.

POLITICAL CONTRIBUTIONS

Political Contributions and “Pay-to-Play”

Rule 206(4)-5 under the Advisers Act, as well as certain state and local laws, broadly restrict BOYAR and its employees from making contributions that may appear to be made for “pay-to-play” purposes, regardless of the employee/contributor’s intent. Even when a contribution is permissible under such laws, we may be required to report these contributions to our clients, or government entities.

It is Boyar’s policy that contributions to candidates for public office, political parties or Political Action Committees (“PACs”) by Boyar and all its employees (“employees” shall also include members of their households) are made in compliance with applicable law. Currently, natural persons are allowed to donate to U.S. state and local government elections $150 per candidate if they reside outside of the candidate’s voting district, and $350 per candidate if they reside in the candidates voting district. Boyar will neither participate in nor permit Boyar employees to participate in what are commonly referred to as “pay-to-play” practices. Any contribution, which includes any gift, subscription, loan, advance, deposit of money or anything of value, to candidates running for U.S. state or local political office, candidates running for U.S. federal office who currently hold a U.S. state or local political office, or to political parties or PACs that may contribute to such campaigns (collectively, a “Political Contribution”) by Boyar or Boyar employees must be made in compliance with applicable law. Boyar employees are not permitted to facilitate or encourage political contributions through third parties, including, for example, consultants, attorneys, other family members, friends or entities affiliated with Boyar as a means to circumvent this policy. No contribution may be given to a candidate where a business relationship will be established in the near future (2 years) between Boyar and a government entity. Boyar also monitors federal political contributions to government officials or candidates for such offices. The CCO should be notified of all contributions to candidates running for Federal office. Allowable contributions are $2700 ($5400 per household) per candidate per election.

Boyar will not make contributions or payments or otherwise give any endorsement or support to political parties or candidates (including through intermediary organizations such as PACs or campaign funds) with the intent of directly or indirectly influencing any investment management relationship. Boyar will not directly or indirectly reimburse Boyar employees or their immediate family members for individual political contributions or expenditures.

Political contributions from Employees and members of their immediate family are required to be reported to the CCO, but they do not require pre-clearance. Such reported contributions are as follows:

●	A political contribution to a federal, state or local official or candidate for a federal, state or local office;

●	Any payment to a national political party or a political party of a state or political subdivision thereof, or to a political action committee;

●	Host, sponsor or organize an event, the purpose of which, in whole or in part, is to further campaign efforts (including fundraising) for any person holding or campaigning for federal, state or local office;

●	Contribute to a charity controlled by a federal, state or local official or candidate (or successful candidate) for a state or local office;

●	Assume any role with an organization that regularly engages in political fundraising and endorses state and local candidates for office;

●	Engage in a fundraising event or activity, including soliciting or coordinating (i.e., collecting or forwarding): (i) political contributions from any person or political action committee (within or outside of Boyar) or (ii) any payments for a political party; or

●	Volunteer for a political campaign.

Under no circumstances may an employee engage indirectly in any of the foregoing activities, such as through his or her advisors, non-immediate family members or any other persons affiliated with the employee, as a means of circumventing the restrictions, without reporting the activity.

All volunteer activities by Boyar employees or members of their immediate family for any such persons or organizations must also be reported to the CCO. This policy does not affect campaign contributions intended to be used for candidates for U.S. federal office, such as the U.S. House of Representatives, U.S. Senate, or President of the United States, unless the candidate currently holds a U.S. state or local office.

Notification of Political Contributions

Boyar requires all Employees to pre-clear any state and/or local political contributions, and notify the CCO of all national political contributions. The CCO will log all employee political contributions in the Political Contributions Log. Under no circumstances may an Employee engage in any of the foregoing activities indirectly, such as by funneling payments through third parties including, for example, attorneys, family members, friends or companies affiliated with the Firm as a means of circumventing the Pay to Play Rule.2

New Employee Certification

When an individual is employed by the Firm, the Firm must “look back” to that Employee’s prior Political Contributions. If the Employee is involved in soliciting clients for the Firm, then the Firm is required to look back at the Employee’s Political Contributions for two years. If the Employee is not involved in soliciting clients for the Firm, then the Firm is only required to look back six months. The CCO will determine whether any such past Political Contribution will affect the Firm’s business. Upon joining the Firm, each new Employee must complete a New Hire Political Contributions Certifications. (APPENDIX C)

Required Books & Records relating to Political Contributions

Under Rule 204-2 of the Advisers Act, Boyar must maintain records of Political Contributions made by Boyar and Boyar employees. Boyar must also maintain a list of its “covered associates” (Boyar employees) and of government entities to which Boyar has provided advisory services in the past five years. Boyar must maintain a list of government entity investors in each Fund to which Boyar has served as investment adviser in the past five years if the investments are made as part of a plan or program of a government entity. Boyar must also maintain records of all payments made by Boyar and Boyar employees to state or local political parties and PACs in the past five years.

EMPLOYEE INVESTMENT POLICY

General Policy

The Firm requires that all Employee investment transactions be carried out in a manner that will not create a perceived or actual conflict of interest between the Firm and its clients. To this end, the Firm has adopted the procedures set forth below.

Definition of Covered Account

The Firm is obligated to monitor and at times restrict the investment activities of its Employees and any “Covered Account,” which includes:

●	The personal securities accounts of: (i) each Employee; (ii) each Employee’s immediate family members (as described below) sharing the same household; or (iii) anyone living either with or apart from an Employee who receives material financial support from the Employee (except a spouse with a valid separation/divorce decree). For these purposes, immediate family members may include (i) your spouse of civil union partner, (ii) your children and/or step-children, (iii) your parents, parents-in-law and/or step-parents, (iv) your siblings, step-siblings and/or siblings-in-law, (v) any individual who lives in your household, and (vi) any person to whom you provide primary financial support;

[2]	The Pay to Play Rule contains a “catch-all” provision that prohibits indirect acts, which if done directly would violate the Rule.

●	Any accounts over which an Employee controls or influences the investment decisions or has the right or authority to exercise any degree of control or discretionary authority including those accounts of immediate family members as described in paragraph above; or

●	Any account in which an Employee has beneficial ownership. For these purposes, beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect interest other than the receipt of an advisory fee.

Therefore, an Employee should consider himself or herself the beneficial owner of securities held by his or her spouse, his or her minor children, a relative who shares his or her home or anyone the Employee financially supports (except a spouse with a valid separation/divorce decree).

Definition of Reportable Security

“Reportable Securities” include a wide variety of investments including stocks, bonds, options, futures, currencies, warrants, commodities and other derivative products. A Reportable Security does not include:

●	Transactions and holdings in direct obligations of the U.S. government;

●	Money market instruments defined as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

●	Shares issued by money market funds;

●	Shares issued by open-end funds (e.g., mutual funds), provided that such funds are not advised by the Firm or an affiliate and such fund’s advisor or principle underwriter is not controlled or under common control with the Firm; and

●	Shares issued by unit investment trusts, if the unit investment trust is invested exclusively in one or more open-end funds; provided that such funds are not advised by the Firm or an affiliate and such fund’s adviser or principle underwriter is not controlled or under common control with the Firm.

Please note, due to the guidance set out in the SEC No-Action Letter dated November 30, 2005, the Firm will treat Exchange Traded Funds (“ETFs”) as Reportable Securities.

TRADE PRECLEARANCE

Preclearance of Trades- Employee must send an Email to the CCO with all the relevant trade information contained in Appendix D, or complete and submit Appendix D to the CCO for all personal securities transactions of Reportable Securities.

THE EXEMPTION TO MUTUAL FUND HOLDINGS DOES NOT APPLY TO MUTUAL FUNDS THAT ARE ADVISED BY BOYAR EMPLOYEES MUST REPORT PERSONAL TRANSACTIONS AND HOLDINGS IN THE BOYAR VALUE FUND, INC.

Preclearance of Initial Public Offerings and Limited Offerings

The above requirement includes preclearance before acquiring beneficial ownership, directly or indirectly, in any security in any “IPO”3 or a “Limited Offering”4 by submitting the form provided in APPENDIX D or G as appropriate.

Trading Alongside Clients

The Portfolio Managers (“PMs”) may buy and own for themselves the same securities that they recommend to their Clients. When trading alongside Clients, the following procedures must be observed:

i)	Trades of the same security for Clients and employees or PMs may be executed simultaneously, and both parties will receive the average price. If not entered simultaneously, buy orders for Clients will go first and sell orders will go after Clients. Further, when Portfolio Managers trade in their own accounts on the same day as the Client Accounts over which they exercise primary management responsibility, they are not permitted to receive better executions than their advisory client trades executed on the same day.

ii)	Compliance will review trades and trade blotters to ensure that they are in the best interests of the Clients and the Firm.

Portfolio Managers who are trading their own securities must be on the same side of the trade as any clients for whom they are also trading the same security. In the event that an inconsistent or opposite side trade occurs, the PM must maintain a record of the

[3]	“Initial public offering” means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

[4]	“Limited offering” means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6), or pursuant to Rule 504, Rule 505, or Rule 506, under the Securities Act of 1933.

reasoning for the discrepancy that will be retained and receive pre-clearance from the CCO.

The Restricted List

The CCO may place certain securities on a restricted list (the “Restricted List”). Employees are prohibited from personally, or on behalf of a client, purchasing or selling securities that appear on the Restricted List. A security will be placed on the Firm’s Restricted List if any transactions by the Firm or an Employee in such security would be considered improper and/or illegal, such as under the following circumstances:

●	The Firm is in possession of material, nonpublic information (“MNPI”) about an issuer,

●	An Employee is in a position, such as serving as a member of an issuer’s board that may cause the Firm or such Employee to receive MNPI;

●	The Firm has executed a non-disclosure agreement or other agreement with a specific issuer that restricts trading in that issuer’s securities;

●	An Employee’s trading in the security may present the appearance of a conflict of interest or an actual conflict of interest;

●	The security in question is being researched as part of Boyar Intrinsic Value Research and under Quiet Period-(see discussion below);

●	A client relationship that involves a senior officer or director of an issuer (i.e., a value-added client) may present the appearance of a conflict of interest or an actual conflict of interest; and

●	The CCO has otherwise determined it is necessary to do so.

Securities will remain on the Restricted List until such time as the CCO deems their removal appropriate. The CCO is responsible for maintaining the Restricted List.

BOYAR RESEARCH POLICY STATEMENT- The Quiet List Procedures

Boyar’s Intrinsic Value Research reports (hereafter “BIVR”) are not investment advisory bulletin(s), recommending the purchase or sale of any security. Nonetheless, the rules outlined below must be followed in order to avoid any appearance of a conflict of interest between the publication of BIVR and the buying and selling of featured securities by employees. The following rules are intended to ensure that employees do not benefit from short-term trading fluctuations in securities prices that could result from the featuring of a particular security in a BIVR.

●	Securities selected for publication are placed on the Firm’s “Quiet List” section of the Restricted List;

●	BIVR is considered to be publicly disseminated five (5) business days after it is mailed to subscribers.

●	No Employee nor the advisor may purchase the security of a company initially being profiled by one of our research publications until five (5) days after public dissemination, and must obtain pre-clearance from the CCO.

●	No one (subscriber or non-subscriber) outside of Boyar’s Intrinsic Value Research should be informed of any security to be featured in a BIVR until such BIVR report is publicly disseminated- five days (5) after public dissemination. From the period in which the decision is made to feature a particular security in a BIVR until such BIVR is publicly disseminated, employees and Boyar are subject to a “quiet period.” The quiet period applies to newly featured companies as well as to updates on companies previously featured in a BIVR. Securities under research during the quiet period are Restricted.

●	When the decision is made to feature a new security in a BIVR, no employee should purchase such security until after such BIVR is publicly disseminated. If an employee has a current position in a newly featured security, the “employee” shall report such position to Mark Boyar or Jonathan Boyar, and the BIVR featuring such security shall disclose that an employee has an interest in the featured security.

●	If the current month’s issue of BIVR is an update, employees are not prohibited from purchasing the security in advance of public dissemination. However, in such cases, employees are subject to the rule below prohibiting the selling of any security featured in a BIVR for fifteen (15) business days after public dissemination. The prohibition on selling securities does not pertain to the Forgotten Forty report released each December.

●	Employees and Boyar are prohibited from selling any security featured in a BIVR for fifteen (15) business days after public dissemination. The prohibition includes “Good Until Cancelled” (“GTC”) orders. Any previously placed GTC order by an employee that remains open before public dissemination must be canceled prior to dissemination of BIVR if the GTC order involves a security to be featured in the current issue of BIVR.

●	The prohibition on selling does not apply to the Forgotten Forty published annually in December.

If any employee is in doubt as to the application of any of the above rules, they should contact compliance immediately.

REPORTING OF EMPLOYEE HOLDINGS AND TRANSACTIONS

General Policy

Employees are required to periodically report their personal securities transactions and holdings to the CCO.

Definition of a Non-Discretionary Managed Account

A “Non-Discretionary Managed Account” is an account over which an Employee has no direct or indirect influence or control. This includes accounts for which an Employee has granted full investment discretion to an outside broker-dealer, bank, investment manager, or adviser. An Investment Management agreement between employee and third-party advisor should also be provided to CCO.

Initial Holdings Report

Each new Employee must provide the CCO with an “Initial Holdings Report” or APPENDIX E attached hereto for both Covered Accounts and Non-Discretionary Managed Accounts. The Initial Holdings Report must be submitted within 10 days of his or her commencement of employment and the report must be current as of a date not more than 45 days prior to the individual being hired.

Annual Holdings Report

Each Employee must provide the CCO with an “Annual Holdings Report” or APPENDIX E attached hereto for both Covered Accounts and Non-Discretionary Managed Accounts as of December 31 of such year no later than 30 days after year end.

Quarterly Transaction Report

Each Employee must report to the CCO all information contained on the “Quarterly Transaction Report” via APPENDIX F attached hereto for all Reportable Securities in Covered Accounts. Quarterly Transaction Reports must be submitted no later than 30 days after the end of each calendar quarter and must cover all transactions during such quarter. Employees with no personal securities transactions during the quarter are required to submit a Quarterly Transaction Report confirming the absence of any transactions. The submission of the Quarterly Transaction Reports may be done through the filing of a periodic report from an approved securities brokerage firm containing this information. This filing however must also be accompanied by assigned Report verifying that this information has been filed with the firm.

Brokerage Statements In lieu of Report

In lieu of a Quarterly Transaction Report, all employees are required to provide the CCO with copies of the monthly or quarterly brokerage account statements relating to each Covered Account. Such brokerage statements must be received from the broker within 30 days of the end of the calendar quarter.

Exemption from Reporting Requirements

An Employee is not required to submit an Initial Holdings Report, an Annual Holdings Report or a Quarterly Transaction Report with respect to transactions effected pursuant to an automatic investment plan.5

[5]	“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Review and Retention of Reports

The CCO or designee will review Employees’ holdings reports, transaction reports and preclearance forms to determine whether any violations of the Firm’s policies or of the applicable securities laws occurred. If there are any discrepancies between holdings reports, transaction reports or preclearance forms, the CCO will contact the applicable Employee to resolve the discrepancy. If the Firm determines that an Employee has violated this Code, such Employee may be subject to disciplinary action or restrictions on further trading.

Private Investments

Employees and their immediate family members must obtain written approval from the CCO before entering into private investments using the form attached hereto as APPENDIX G. Private investments include but are not limited to investments in private placements, private investment partnerships, interests in oil and gas ventures, real estate syndications, participations in tax shelters, and shares issued prior to a public distribution.

Additionally, prior to making the initial investment or any follow-on investment, the Employee must arrange for the CCO to review and obtain any private placement memoranda, subscription agreements or other similar documents pertaining to the investment. If confirmations and statements or other similar documents are not available from the issuer, the Employee must promptly inform the CCO of any changes in the investment and provide the CCO with a written annual update.

Escalation of Violations and Sanctions

Upon discovering a violation of the procedures contained in this Code, the CCO will notify senior management and the Firm may impose sanctions as it deems appropriate, up to and including termination.

Exemptions

Any Employee who wishes to seek an exemption of a specific account from coverage under the Code must contact the CCO for an exemption/waiver request.

The exemption to mutual funds holdings does not apply to mutual funds that are advised by BOYAR. Employees must report personal transactions and holdings in the Boyar Value Fund, INC.

Confidentiality

The CCO and any other designated compliance personnel receiving reports of an Employee’s holdings and transactions under this Code will keep such reports confidential, except to the extent that the Firm is required to disclose the contents of such reports to regulators.

INSIDER TRADING/MARKET RUMORS

Introduction

Insider trading is prohibited primarily by Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, Section 204A of the Advisers Act requires investment advisers to adopt, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of Material Non-Public Information (“MNPI”) (the elements of which are described in more detail below) by the Firm or any of its Employees or affiliates.

The term “insider trading” generally means one or more of the following activities:

●	Trading by an insider while in possession of MNPI;

●	Trading by a non-insider, while in possession of MNPI, when the information (i) was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or (ii) was misappropriated;

●	Recommending the purchase or sale of securities while in possession of MNPI;

●	Communicating MNPI to others (i.e., “Tipping,” see below); and/or

●	No one (subscriber or non-subscriber) outside of Boyar’s Intrinsic Value Research should be informed of any security to be featured in a BIVR until such BIVR report is publicly disseminated- five days (5) after public dissemination. From the period in which the decision is made to feature a particular security in a BIVR until such BIVR is publicly disseminated, employees and Boyar are subject to a “quiet period.” The quiet period applies to newly featured companies as well as to updates on companies previously featured in a BIVR. Securities under research during the quiet period are Restricted

Penalties for Insider Trading

Trading securities while in possession of MNPI or improperly communicating such information to others may expose an Employee to stringent penalties, including fines and jail terms. The SEC also can recover profits gained or losses avoided through insider trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring the Employee from the securities business. An Employee can also be sued by clients seeking to recover damages for insider trading. In addition, any violation of this Insider Trading Policy can be expected to result in serious sanctions by the Firm, including termination of employment. The Firm will not protect Employees found guilty of insider trading.

Definitions

Material Information

The U.S. Supreme Court has held that information is material if it “would have been viewed by a reasonable investor as having significantly altered the ‘total mix’ of information made available.” Basic, Inc. v. Levinson, 485 U.S. 224, 231-32 (1988). More recently, the Second Circuit held that a fact is to be considered material “if there is a substantial likelihood that a reasonable person would consider it important in deciding whether to buy or sell shares.” Azrielli v. Cohen Law Offices, 21 F.3d 512, 518 (2d Cir. 1994). The SEC has consistently recognized that materiality determinations are not solely quantitative, but rather must be based on all relevant facts and circumstances, including qualitative factors. Many types of information may be considered material, including, without limitation, advance knowledge of:

●	Dividend or earnings announcements;

●	Asset write-downs or write-offs;

●	Additions to reserves for bad debts or contingent liabilities;

●	Expansion or curtailment of company or major division operations;

●	Merger, joint venture announcements;

●	New product or service announcements;

●	Discovery or research developments;

●	Criminal, civil, and government investigations and indictments;

●	Pending labor disputes;

●	Debt service or liquidity problems;

●	Bankruptcy or insolvency;

●	Tender offers and stock repurchase plans; and

●	Recapitalization plans.

Information provided by a company could be material because of its expected effect on a particular class of securities, all of a company’s securities, the securities of another company, or the securities of several companies. Material information need not relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material. Advance notice of forthcoming secondary market transactions could also be material.

Employees should consult with the CCO if there is any question about the materiality of information.

Nonpublic Information

Once information has been effectively distributed to the investing public, it is no longer nonpublic. Information is considered nonpublic if it has not been broadly disseminated to investors in the marketplace. Direct evidence of dissemination is the best indication that information is “public,” for example, if the information has been made available to the public through publications of general circulation (i.e., The Wall Street Journal) or in a public disclosure document filed with the SEC (i.e., a Form 8K). Further, if information is being disseminated to traders generally by brokers or institutional analysts, such information would be considered public unless there is a reasonable basis to believe that such information came from a corporate insider or is otherwise confidential. For the purposes hereof, publicly available information that has not yet been publicly disseminated is deemed non-public information. For example, even though a court hearing may be open to the public, the results of such hearing are deemed to be non-public until such results are publicly disseminated.

In addition, a sufficient period of time must elapse for the information to permeate the public channels to be considered public. There is no set time period between the information’s release and the time it is considered to be fully disseminated into the marketplace. The speed of dissemination depends on how the information was communicated.

Market Rumors

The SEC has, in the past several years, recently focused its attention on market rumors, their source and dissemination. There is a strict prohibition, by both Boyar policy and the law, on intentionally disseminating false or misleading information about the markets, other market participants, counterparties, companies, securities or government policy decision-making.

It is particularly important that if rumors are passed on for confirmation purposes (both inside and outside the Firm), they are passed by ensuring that: (i) the origin of the information is sourced (where possible); (ii) the information is clearly stated to be a rumor; (iii) no additional credence or embellishment is given to the rumor; and (iv) the information is clearly stated to be unsubstantiated/not verified.

If you have received information presented as a rumor but you believe it likely to be fact, and you believe the information may be material non-public information (e.g., about a company, a market, a pending government policy making decision, etc.), please contact the CCO immediately. Do not discuss the information with any other Boyar personnel or non-Boyar personnel. The CCO will add the respective company to Boyar’s Restricted List, if necessary, until such non-public information becomes public information.

Breach of Duty

Insider trading liability is premised on a breach of fiduciary duty, or similar relationship of trust or confidence. In addition to an insider, the prohibition against insider trading can apply to a person even if that person has no employment or connection to the issuer of the securities that are traded.

Insider and Temporary Insider

The term insider is construed by the courts to refer to an individual or entity that, by virtue of a fiduciary relationship with an issuer of securities, has knowledge of, or access to, MNPI, such as an officer, director and employee of the issuer, as well as any controlling shareholder. In addition, a person can be a temporary insider if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes including, among others, the Firm’s attorneys, accountants, consultants, financial advisors, and lending officers, and the employees of these organizations.

Tipper /Tippee Liability

An Employee who does not trade securities but learns of MNPI from a corporate insider (or someone who has breached a duty of trust or confidence to the source of the information), and then shares the information with someone else who trades in securities, can be liable as a tipper (a “Tipper”) for the trading done by the person to whom the Employee passed the information (the “Tippee”). Thus, the Tipper is subject to liability for insider trading if the Tippee trades, even if the Tipper does not. It therefore is important never to pass on MNPI to anyone. The Tippee may be subject to liability for insider trading if the Tippee knows or should have known that the Tipper breached a duty of trust or confidence.

Insider Trading Policy

The Firm’s Insider Trading Policy applies to every Employee and extends to activities outside the scope of their duties at the Firm, including personal securities transactions and any transactions in any securities by family members, trusts, or corporations directly or indirectly controlled by such persons. The Firm forbids any Employee from engaging in any activities that would be considered illegal insider trading. Any questions regarding this Insider Trading Policy should be referred to the CCO.

Insider Trading Policy Restrictions

The following Insider Trading Policy restrictions are established for every Employee that may have, or has been in possession of, any MNPI. Such an Employee may not:

●	Buy or sell any security (or related security) for his or her own or any related account or any account in which an Employee may have any direct or indirect interest, or any other client account, or otherwise act upon any MNPI in the Employee’s possession obtained from any source.

●	Buy or sell any security or related security for any account or otherwise act upon any material proprietary information that an Employee may have or obtain from any source.

●	Recommend the purchase or sale of any security to any person based upon MNPI.

Procedures Designed to Detect and Prevent Insider Trading

Before trading for themselves or others, Employees should ask themselves the following questions regarding information in their possession:

Is the information material? Is the information nonpublic? If, after consideration of the above, an Employee believes that the information is material and nonpublic, or if an Employee has questions as to whether the information is material and nonpublic, he or she should take the following steps:

●	Report the information and proposed trade immediately to the CCO.

●	Refrain from purchasing or selling the securities either on behalf of himself/herself or on behalf of others.

●	Refrain from communicating the information inside or outside of the Firm, other than to the CCO.

After the CCO has reviewed the issue, the Employee will be instructed either to continue the prohibitions against trading and communication because the CCO has determined that the information is MNPI, or he or she will be allowed to trade the security and communicate the information.

Additionally, the CCO will review Employee’s personal trading activity by reviewing the relevant documentation provided in accordance with this Code.

Compliance Responsibilities

The CCO will review the Firm’s Insider Trading Policy with Employees during the Firm’s Annual Compliance Training Meeting to ensure that they are properly trained and aware of the required reporting procedures. Upon learning of a potential violation of the Insider Trading Policy, the CCO will promptly prepare a confidential written report to be discussed with Mark Boyar. The report will describe who violated policy and how it is believed to have been violated, and will provide recommendations for further action.

OVERSIGHT OF CODE OF ETHICS

Acknowledgment

The CCO will annually distribute a copy of the Code to employees. The CCO will also distribute promptly all amendments to the Code. All employees are required annually to sign and acknowledge their receipt of this Code by signing Appendix A attached and returning it to the CCO.

Sanctions

At their discretion Boyar’s management, with advice of legal counsel, will consider reports made to them and upon determining that a violation of this Code, the Compliance Manual, or the EIP has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

APPENDIX A

BOYAR ASSET MANAGEMENT, INC.

ACKNOWLEDGEMENT OF RECEIPT

CODE OF ETHICS

I have received, read and am familiar with the Boyar Asset Management, Inc. Code of Ethics.

●	I represent that I agree to abide by the terms of the Code of Ethics.

●	I represent that to the best of my knowledge, neither I, nor any member of my immediate family or person living in my household, either directly or indirectly, alone or together with any person, group, or entity has any interest or is engaged in any activity, which might be interpreted as a violation of the Code of Ethics.

Name:

Signature:

Date:

Compliance Receipt:

Signature:

Date:

APPENDIX B

BOYAR ASSET MANAGEMENT, INC.

CONFLICTS OF INTEREST QUESTIONNAIRE

All Employees are required to complete this questionnaire and return it to the CCO.

The intent of this questionnaire is for Employee to review all familial relationships, and close personal relationships and identify if conflicts of interests exists, or the appearance of a conflict of interest between the Employee and/or the Firm or any Clients. For purposes of this questionnaire, “Immediate Family” may include: (i) your spouse or civil union partner, (ii) your children and/or step-children, (iii) your parents, parents-in-law and/or step-parents, (iv) your siblings, step-siblings and/or siblings-in-law, (v) any individual who lives in your household, and (vi) any person to whom you provide primary financial support.

If you answer “Yes,” to any question below, please provide the name of your applicable Immediate Family member, the person or entity with which he or she has the applicable relationship, and other information relevant to such question.

(1)	Are any of your Immediate Family members employed by a company (including a financial services company) that provides products or services to Boyar Asset Management, Inc, its affiliated investment management or investment advisory entities (collectively, the “Firm”)?	☐ Yes ☐ No

(2)	Does any member of your Immediate Family serve as a general partner, managing member, investment adviser or in a similar capacity for a pooled investment vehicle?	☐ Yes ☐ No

(3)	Does any member of your Immediate Family serve as advisor, trustee, executor, or in a similar capacity for any Firm client?	☐ Yes ☐ No

(4)	Is any member of your Immediate Family one of the following: (i) an officer or employee of any national, regional, local or other government entity, (ii) an elected government official, (iii) an officer or employee of any entity or instrumentality in which a government or government entity possesses a majority or controlling interest, (iv) a candidate for political office, (v) a political party or official of a political party, (vi) an officer or employee of a public international organization, or (vii) a person who is acting in an official capacity for or on behalf of any government or department, agency or instrumentality of a government or for or on behalf of any public international organization?	☐ Yes ☐ No

(5)	Is any member of your Immediate Family an executive officer, director or 5% or greater stockholder of a public company?	☐ Yes ☐ No

(6)	Are you aware of any other relationship between one of your Immediate Family members and another person or entity that would result in a conflict with the Firm and/or a Firm client?	☐ Yes ☐ No

I certify and acknowledge that the above statements are true and correct to the best of my knowledge and agree to immediately notify the CCO if such information becomes inaccurate in any way.

Name:

Signature:

Date:

Compliance Receipt:

Signature:

Date:

APPENDIX C

BOYAR ASSET MANAGEMENT, INC.

NEW EMPLOYEE POLITICAL CONTRIBUTION DISCLOSURE FORM

Pursuant to Rule 206(4)-5 under the Investment Advisers Act of 1940, Boyar Asset Management, Inc. is subject to restrictions with respect to certain political contributions or other payments made by its Employees. Rule 206(4) -5 contains look back provisions which provide that contributions or payments made by Employees prior to joining an investment adviser can, in some instances, disqualify the adviser from receiving compensation for managing the assets of certain public pension funds. Accordingly, so that we may determine whether any contributions made by you prior to your employment with the Firm implicate Rule 206(4)-5, all prospective Employees must complete and return the attached form prior to commencing employment. Please direct any questions to the CCO.

Set forth below is each direct or indirect Contribution1 made by the undersigned to an official of a government entity (including any state, city, county or other political subdivision and any instrumentality thereof) or candidate for such office, and each direct or indirect payment to a political party of a state or political subdivision thereof, in each case during the two year period prior to the date of this Disclosure Form. Attach additional pages as necessary.

Name of individual (or entity) that made the Contribution:

Name of candidate/political party/political action committee to whom Contribution was made (for candidates, include name, title and any city/county/state/federal or other political subdivision affiliation):

Date and form of Contribution (e.g., campaign contribution, gift, loan, fundraising activity, volunteer of time, etc.):

Office to which candidate seeks or sought election:

[1]	“Contribution” is broadly defined and means the giving of anything of value in connection with any election for U.S. federal (if the candidate running for U.S. federal office currently holds a U.S. state or local political office), state or local office, including Contributions to any candidate for political office, political party or political action committee. Reportable Contributions include any gift, subscription, loan, advance, deposit of money, or anything of value (regardless of to whom paid) made for the purpose of influencing any election, satisfying any debt incurred in connection with any such election, or paying the transition or inaugural expenses of a successful candidate, and any solicitation or coordination of the making of any of the foregoing contributions or payments to a political party (including fundraising activities). Note that you must disclose contributions made by a spouse, domestic partner, minor children and other immediate family members living in your household.

Candidate’s position at time of Contribution:

Contribution amount (or value of non-cash Contribution):

$

To the best of your knowledge, did or does the position to which the candidate sought election or the position held by the candidate at the time of the election: (a) involve direct or indirect responsibility for, or confer the ability to influence the outcome of, the hiring of an investment adviser by a government entity; or (b) involve authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity?

____ Yes  ____ No

Have your spouse, domestic partner, minor children or other immediate family members living in your household made Contributions to the above referenced official/candidate?

____ Yes  ____ No

If yes, please provide details of such Contribution:

The undersigned hereby certifies that (i) all information provided herein is accurate and complete; and (ii) none of the Contributions or payments set forth above was made for the purpose of influencing the official conduct of any public official of a government entity or candidate for such office.

Name:

Signature:

Date:

Compliance Receipt:

Signature:

Date:

APPENDIX D

BOYAR ASSET MANAGEMENT, INC.

EMPLOYEE TRADE PRECLEARANCE REQUEST FORM

Preclearance from the CCO is required for all transactions as set forth in the Firm’s Code of Ethics. The CCO will check the Firm’s Restricted List (as defined in the Code of Ethics) prior to granting approval. Please complete this form and return it to the CCO.

Employee Name:
Account Holder(s):
Relationship to Employee:
Type of Security:
Issuer and Ticker:
Trade Date:
Account No.:
Brokerage Firm:

Instruction: Please indicate whether any buy relates to an initial public offering (IPO).

Buy/Sell (to clear out existing position):	Quantity:
Buy/Sell (to clear out existing position):	Quantity:
Buy/Sell (to clear out existing position):	Quantity:

Other Comments:

I REPRESENT THAT:

(i)	I am not in possession of material non-public information concerning or affecting the issuer(s);

(ii)	I am not aware of a pending research report involving or relating to the issuer(s);

(iii)	I am not aware of a material pending customer or proprietary trade involving these securities;

(iv)	I have reviewed all of my Client accounts and this trade is not appropriate for Client accounts at this time;

(v)	These trades conform to the Code of Ethics; and

(vi)	If approved, I understand that the authorization is valid for only 24 hours from the date/time of approval.

Name:

Signature:

Date:

Disposition of Preclearance Request

☐ Request Approved     ☐ Request Denied

Compliance Receipt

Date:

APPENDIX E

BOYAR ASSET MANAGEMENT, INC.

INITIAL AND ANNUAL HOLDINGS REPORT OR BROKERAGE

STATEMENT

Name of Employee:

Disclosure of Accounts

The following sets forth all of my Covered Accounts and Non-Discretionary Managed Accounts (each as defined in the Code of Ethics) as of ______________ (which must be a date within 45 days of the date on which this report is submitted to the CCO).

Brokerage Account	Record Owner(s) of		Covered Account or Non-
Name:	Account:	Account Number:	Discretionary Managed Account

Attach additional pages to this form if necessary.

or

___	I have no Covered Accounts or Non-Discretionary Managed Accounts.

(continued on next page)

Disclosure or Reportable Securities

The following sets forth all of my holdings in Reportable Securities in all of my Covered Accounts and Non-Discretionary Managed Accounts as of the date set forth above:

Exchange
Title and	Ticker
Type of	Symbol/CUSIP	Number of	Principal	Broker, Dealer or Bank Where
Security	Number	Shares	Amount	Securities are Held

Attach additional pages to this form if necessary

or

___	No holdings in Reportable Securities Accounts.

or

___	Please see the attached brokerage statement(s) provided to the CCO which contains all information regarding Reportable Securities as requested above.

The undersigned employee certifies that all information contained herein is true and accurate as of the date set forth above and that he or she has not engaged in any transactions involving securities that would violate the Code of Ethics.

Name:

Signature:

Date:

Compliance Receipt:

Signature:

Date:

APPENDIX F

BOYAR ASSET MANAGEMENT, INC.

QUARTERLY TRANSACTION REPORT AND COMPLIANCE

ATTESTATION

Name of Employee:

___	I have no transactions in Covered Accounts for this calendar quarter.

___	Please see statement(s) provided to the CCO which contains all information as requested above.

The undersigned employee certifies that, pursuant to Boyar’s Compliance Manual and Supervisory Procedures (“Manual”) and Boyar’s Code of Ethics (“Code”) that he or she:

(i)	Has not engaged in any activity or transactions that would violate the Firm’s Manual, Code or Employee Investment Policy;

(ii)	Has requested preclearance from the CCO for all Outside Business Activities and has not otherwise violated the Firm’s policies regarding Outside Business Activities;

(iii)	Has disclosed and received approval from the CCO for all requisite personal account transactions, if any, which is in compliance with Boyar’s Employee Investment Policy;

(iv)	Has not made any political contributions without reporting to the CCO;

(v)	Continues to abide by the Firm’s Electronic Communications and Social Media Policy as set forth in the Manual;

(vi)	Has reported any gifts/entertainment received and obtained pre-approval from the CCO prior to giving any gifts that exceed $100 in value;

(vii)	Has reported any information to the CCO that could be construed as material non-public in accordance with Boyar’s procedures contained in the Firm’s Code; and

(viii)	Has properly destroyed any client documents that have been printed out of the Boyar office by shredding or other permanent means of destruction or brought the documents back to the Boyar office for proper destruction.

Name:

Signature:

Date:

Compliance Receipt:

Signature:

Date:

APPENDIX G

BOYAR ASSET MANAGEMENT, INC.

APPLICATION TO PARTICIPATE IN PRIVATE INVESTMENTS

Employee name:

Name of Entity:
Nature of Business:
Legal Status of Entity (corporation, LP, LLC):
Business Address:
Principals:

___ Publicly Traded          ___ Privately Placed          ___ Non-Profit

To the best of your knowledge, does the entity or any of its affiliates conduct or plan to conduct business with the Firm? ____ Yes ____ No

If yes, please explain:

To the best of your knowledge, has the entity or anyone associated with the entity been the subject of a disciplinary proceeding issued by a securities regulatory authority, or been found guilty of a criminal offense within the last ten years? ___ Yes ___ No

If yes, please explain:

Description of Private Securities Transaction

(Please provide CCO with purchase and/or subscription agreement and related documentation)

Type and amount of securities in which you are investing:

Total dollar amount of investment:

Do you own any other securities of the entity or its affiliates? ___ Yes ___ No

If yes, please explain:

Estimate your total equity ownership interest in the entity:     ______ %

Through your investment, do you have the right to participate in management, or the right to board membership or board observation rights? ___ Yes ___ No

If yes, please explain:

Name:

Signature:

Date:

Disposition of Request

☐ Request Approved     ☐ Request Denied

Chief Compliance Officer

Date:

APPENDIX H

BOYAR ASSET MANAGEMENT, INC

ANNUAL PRIVATE INVESTMENT DISCLOSURE

Name of Employee:

Please disclose all Private Placements that you or a household member and/or “covered account” (as defined in Boyar’s Trade and Brokerage Policy) own.

Name of Private Investment	Year of Ownership	Value	Unfunded Commitment (if any)

Attach additional pages to this form if necessary.

Or

___	I have no Private Investments

The understand employee certifies that all information contained herein is true and accurate as of the date set forth above and that he or she has not engaged in any transactions involving private securities that would violate that Code of Ethics.

Name:

Signature:

Date:

Compliance Receipt:

Signature:

Date:

APPENDIX I

BOYAR ASSET MANAGEMENT, LLC.

OUTSIDE BUSINESS ACTIVITY DISCLOSURE STATEMENT

Outside Affiliations

1.	Other businesses in which I am engaged (i.e., take an active role):

Name of Business	Role

Name of Business	Role

2.	Entities by which I am employed or receive compensation:

Name of Entity	Affiliation or Title

Name of Entity	Affiliation or Title

3.	Business organizations in which I am an officer, director, partner or employee:

Public Co. ☐ Yes ☐ No
Name of Entity	Affiliation or Title
Public Co. ☐ Yes ☐ No
Name of Entity	Affiliation or Title

4.	Describe interests in any securities, financial or kindred business:

5.	Do you own a significant position in any publicly held company’s securities? Describe:

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Name:

Signature:

Date:

Compliance Receipt:

Signature:

Date:

APPENDIX J

BOYAR ASSET MANAGEMENT, INC.

NOTIFICATION FORM FOR RECEIVING GIFTS OR BUSINESS
ENTERTAINMENT IN EXCESS OF $100

Instructions: Employees are required to notify the CCO in the event they receive any gift from any client, prospective client or any person or entity that does business with or on behalf of the Firm, that they reasonably believe, in the aggregate, has a value of $100 or more. Please complete this form and provide an executed copy to the CCO.

1.	This Consent Form Relates to (check all that apply):

☐ Gift(s)                    ☐ Entertainment

2.	Name of Employee:

3.	Third Party(ies) Providing Gift/Entertainment (e.g., Name of Company, Name of client):

4.	Date Gift and/or Entertainment was Received:

5.	Name(s) of Attendees (if applicable):

6.	General Description of Gift and/or Entertainment and Estimated Value:

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Name:

Signature:

Date:

Compliance Receipt:

Signature:

Date:

APPENDIX K

BOYAR ASSET MANAGEMENT, INC.

POLITICAL CONTRIBUTIONS PRECLEARANCE FORM

Name and Title of Employee:

Place of principal residence (city and state):

Employees of Boyar (including an Employee’s spouse, domestic partner, minor children and other immediate family members living in the Employee’s household) are required to obtain preclearance from the Chief Compliance Officer for any direct or indirect Contribution6 to be made by the Employee to a public official of a government entity (including any state, city, county or other political subdivision and any instrumentality thereof) or candidate for such office, including to any political party or any election committee for the person.

The undersigned requests preclearance with respect to the following Contribution:

Name of candidate/political party/political action committee to whom Contribution will be made (for candidates, include name, title and any city/county/state or other political subdivision affiliation):

Expected date and form of Contribution (e.g., campaign contribution, gift, loan, fundraising activity, volunteer of time, etc.):

Office to which candidate seeks election:

[6]	“Contribution” is broadly defined and means the giving of anything of value in connection with any election for U.S. federal office (if the candidate running for U.S. federal office currently holds a U.S. state or local political office), U.S. state or local office, including Contributions to any candidate for political office, political party or political action committee. Reportable Contributions include any gift, subscription, loan, advance, deposit of money, or anything of value (regardless of to whom paid) made for the purpose of influencing any election, satisfying any debt incurred in connection with any such election, or paying the transition or inaugural expenses of a successful candidate, and any solicitation or coordination of the making of any of the foregoing contributions or payments to a political party (including fundraising activities). Note that you must disclose contributions made by a spouse, domestic partner, minor children and other immediate family members living in your household.

Candidate’s position at time of Contribution:

Contribution amount (or value of non-cash Contribution):

$

To the best of your knowledge, does the position to which the candidate seeks election or the position currently held by the candidate: (a) involve direct or indirect responsibility for, or can he/she influence the outcome of, the hiring of an investment adviser by a government entity; or (b) involve authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity?

____ Yes	____ No

Have you made any other Contributions to this candidate, or payments on behalf of this candidate’s candidacy, during this election cycle?

____ Yes	____ No

The undersigned hereby certifies that (i) all information provided herein is accurate and (ii) the Contribution for which the undersigned seeks preclearance as set forth above will not be made for the purpose of influencing the official conduct of any public official of a government entity or candidate for such office.

Name:

Signature:

Date:

Disposition of Preclearance Request

___	Request Approved** (Approval valid for 30 days from date set forth below)

**	If request is approved, the Employee must complete the following section and return a copy of this form to the Chief Compliance Officer:

Form of Contribution:

Amount of Contribution:

Date of Contribution:

___	Request Denied (please consult the Chief Compliance Officer for details)

Compliance Receipt:

Date: